Exhibit 99.1
Supplement Contract for Joint Investment to Develop and
Construct NO.B48 lot in Beibei District Beibei New Town
Construction Area
(NO.SX2007002)
Party A:          Chongqing City Hechuan District Jiasheng Property Development Co. Ltd (hereinafter called Party A)
Party B:          Trio-Tech (Chongqing) Co., Ltd (hereinafter called Party B)
On the 27th of August 2007, Party A and Party B reached the unanimous agreement on the joint investment to develop and construct NO.B48 lot in Chongqing Beibei District Beibei New Town Construction Area to a commercial residential building. On the 22nd of October 2007, Party A got approval from the Beibei District program bureau for a total building area of 43600m 2. As compared to the Chongqing program bureau stated on the 26th of June 2007, the construction projects selected the prospectus contract of total building scale 33715m 2 and added on the building area of 9885m 2, the actual project engineering construction fund must add on to the original investment amount ¥15,600,000.00 yuan.
In summary, projects that add on to the investment; both Party A and B are amiable to confer that, Party A is responsible for ¥6,600,000.00 yuan, and Party B is responsible for the investment fee of ¥9,000,000.00 yuan, for the add on project fund in order to meet the project building needs.
1.	The term for financial return on the investment is 6 months (starting from the 15th of November 2007 to the 14th of May 2008), allocation mode will base on the original contract to execute. From the date that Party B transfers the funds to the account appointed by Party A and

Party B (Party A to produce the payment voucher as proof). Once is due, the actual investment fund plus the investment return in total to assign the real estate (residential estate) 3960m2, entrust Party A to sell, the total sales is not lower than ¥10,350,000.00yuan. Party A will pay Party B in one lump sum when due.

2.	Other than not manage or state in this supplement agreement will base on Contract no SX2007001 to execute.

3.	Termination of contract: After the completion of this project, this agreement will terminate automatically from the date on which Party A finishes paying the amount of sales to Party B.

4.	This supplement agreement is in four originals, two originals for each party and all are equally legally valid. It becomes effective once signed and sealed. Any disagreement or disputes arising out of or relating to this contract shall be submitted to the Arbitration Committee in Chongqing City for arbitration.
Party A :( signature and seal)
By: /s/ Xiao Dong Zhang
Xiao Dong Zhang, Legal representative of Chongqing City Hechuan District
Jiasheng Property Development Co. Ltd
Party B: (signature and seal)
By: /s/ Victor Ting
Victor Ting, Legal representative of Trio-Tech (Chongqing) Co., Ltd
Date: November 15, 2007